Exhibit 10.29

Tin Mok	October 10, 2018
tinsky2818@gmail.com

Dear Tin,

I am pleased to offer you a position with Faraday&Future Inc. (the “Company”), as an exempt Global UP2U EVP reporting to YT Jia, FF Global CEO. If you decide to join us, you will receive an annual salary of $500,000 that will be paid semi-monthly in accordance with the Company’s normal payroll procedures. You should note that the Company may modify job titles, salaries, and benefits from time to time as it deems necessary.

In addition, you will be eligible to receive a Signing and Retention Bonus in an $1,000,000, amount of if you (7) meet the employment conditions set forth below, (2) accept and return this offer letter by October 12, 2018, and (3) you remain employed with the Company for a period of at least sixty (60) months. The Company will advance you the Signing and Retention Bonus provided you meet the first two requirements set forth above. The Signing and Retention Bonus will be advanced in one lump sum in a separate check on the next regularly scheduled pay date following thirty (30) days from your start of employment with Company. The Signing and Retention Bonus is taxable, and all regular payroll taxes will be withheld. Because the Signing and Retention Bonus is advanced at the outset of employment, but not fully earned until all three of the above conditions are met, in the event that you voluntarily leave the Company within five (5) years of your start date, you will be responsible for reimbursing the Company for the net pro rata amount of the Signing and Retention Bonus that has been advanced to you based on your total whole months of service elapsed at the time of separate and the time remaining in such five (5) year period. For example, if you work for the Company for 2 years, you will be responsible for reimbursing the company for 60% (36/60) of the net Signing and Retention Bonus advanced at the outset of employment.

As an employee, you will also be eligible to receive a discretionary performance bonus with a target amount of up to $300,000 (less deductions and withholdings required by law) upon annual performance target to be set by the company. Any bonus will be awarded, in the sole discretion of the company. You must also be an active employee on the date any discretionary bonus becomes payable. The bonus will not be deemed earned by you and become payable unless or until it is awarded in the sole discretion of the Company.

As an employee, you will also be eligible to receive Company subsidized health insurance, the opportunity to participate in the Company’s Fidelity 401 k-retirement plan, paid time off, and holiday entitlement, specific details of which will be provided shortly after you join the Company.

You will also be eligible to receive an employee stock option grant equal to 6,000,000 options to purchase Class A ordinary shares in Smart King Ltd. (which is the holding company that represents both the U.S. and China subsidiaries) (the “Holding Company.”) All employee stock option grants are subject to approval by the Board of Directors and the terms of the Smart King Ltd. Equity Incentive Plan, and will have an exercise price equal to the then-current fair market value of the Holding Company’s ordinary shares as of the grant date (as determined by the Board of Directors.) Any grant will be issued pursuant to the Holding Company’s Standard Grant and Vest Schedule a copy of which is attached as Appendix I. The Holding Company reserves the right to repurchase vested shares in the event you are separated from the Company for Cause, as defined in the Company’s policy entitled ‘Termination for Cause,” which is attached hereto as Exhibit A. Full details of this program will be made available to you at the time any grant is issued.

Should your efforts contribute to the Company achieving Start of Production (SOP) of FF 91 by March 31, 2019 (“Milestone Date”), you will also be eligible to receive an employee stock option grant of up to 3,000,000 options to purchase Class A ordinary shares in the Holding Company. The award or actual amount of such grant shall be subject to the Company achieving its business goals and your contribution to those goals as assessed by your manager following the Milestone Date. You must also be an active employees of the Milestone Date to be eligible for receipt of any such grant. All employee stock option grants are also subject to approval by the Board of Directors and the terms of the Smart King Ltd. Equity Incentive Plan, and will have an exercise price equal to the then-current fair market value of the Company’s ordinary shares as of the grant date (as determined by the Board of Directors.) Any grant will be issued pursuant to the Company’s Milestone Based Grant and Vest Schedule a copy of which is attached as Append ix I hereto. The Holding Company reserves the right to repurchase vested shares in the event you are separated from the Company for Cause, as defined in Appendix II hereto. Full details of this program will be made available to you at the time any grant is issued.

This offer is contingent on the Company’s verification of your right to work in the United States and your successful clearance of a background and reference check. Upon receipt of a signed authorization form from you, the Company will undertake a background and reference check in a manner consistent with the requirements of applicable state and local laws, including the City of Los Angeles’ Fair Chance Initiative for Hiring Ordinance. This investigation may also include a consumer report, as defined by the Fair Credit Reporting Act (“FCRA”), 15 U.S.C. 1681a, and/or an investigative consumer report, as defined by FCRA, 15 U.S.C. 7681a, and California Civil Code 1786.2(c). This investigation will not include information bearing on your credit worthiness. Please refer to the attached Background Check Disclosure and Authorization for important information regarding your rights. For purposes of federal immigration law, you also will be required to provide the Company with documentary evidence verifying your identity and eligibility for employment in the United States, within three (3) business days of your start date. Failure to provide this documentation or failure to successfully clear a background investigation and reference check may result in this offer of employment being withdrawn, in the Company’s sole discretion, after any not ices and assessments required by law have been provided to you.

The Company is excited about you joining us and we look forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period of time and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of your resignation, you give the Company at least two weeks’ notice or for a period of time as is reasonably necessary for you to transition your job responsibilities to another Company employee in order to avoid disruption to the Company’s operations. Moreover, at the time of your separation from the Company, or upon the Company’s earlier request during your employment, or at any time subsequent to your employment, upon demand from the Company, you shall be required to immediately deliver to the Company all copies you have in your possession of Company Confidential Information, as defined in the At-Will Employment, Confidential Information, and Invention Assignment (the “Agreement”), a copy of which is being provided with this offer letter, as well as other Company property, including all devices and equipment belonging to the Company, all electronically stored information and passwords to access such property, Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any of the foregoing items.

Nothing contained in this offer letter or any Company policy shall be construed to as a contract of employment or to modify the terms of your at-will employment relationship with Company.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities, that conflict with your obligations to the Company. Similarly, you agree not to bring any third- party confidential information to the Company, including that of your former employer, and that, in performing your duties for the Company, you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s policies, rules and standards of conduct. As a condition of your employment, you are also required to sign and comply with the Agreement, a copy of which is being provided with this offer letter. As part of your obligations to the Company under the Agreement, you agree that, during the term of your employment, you will not engage in any other employment, occupation, consulting relationship, or commitment that is directly related to the business in which the Company is now involved or becomes involved or has plans to become involved, nor will you engage in any other activities that conflict wit h your obligations to the Company. You also acknowledge that, during your employment, you will have access to certain non-public trade secrets and Company Confidential Information belonging to the Company (as defined in the Agreement), and thereby have a duty to protect that Confidential Information. In addition to such fiduciary duties as exist at common law or as set forth in the Agreement, you agree not to (1) take any Company Confidential Information to any prospective or future employer, (2) raid or otherwise induce or incentivize the Company’s employees to leave the Company (as set forth in the Agreement), or (3) promote the interests of any other company to the detriment of the Company while you are employed by the Company or have a duty of loyalty to the Company. Please note that we must receive your signed Agreement before your first day of employment.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be at a mutually agreeable date, as confirmed below. This letter, along with the Company’s policies, the Agreement and all other documents referenced herein, set forth the terms and conditions of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews, or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by either the CEO or CFO of the Company and you.

We look forward to your favorable reply and to working with you at Faraday&Future Inc. This offer letter will automatically be withdrawn if not accepted on or before October 12, 2018.

Sincerely,

Vince Nguyen

HR Director & Recruiting, P&T

Faraday&Future Inc.

Chui Tin Mok
Agreed to and Accepted By
(Print Name)

/s/ Chui Tin Mok
Signature

10-11-2018
Date

October 15, 2018
Anticipated Start Date

Appendix I

Standard Grant and Vest Schedule:

Total Option Eligibility	Grant Tranches	Vest Commencement	Vesting Schedule”
1,000,001- above	4 Grants: 1) 40% 2) 20% 3) 20% 4) 20%	1) Start Date 2) 1 Year Anniversary 3) 2 Year Anniversary 4) 3 Year Anniversary	1) A 2) 8 3) 8 4) 8

●	Vesting Schedule A: 4 years total with 25% becoming vested and exercisable on the first anniversary of the start date and the remainder becoming vested and exercisable in equal installments over the next 36 months (1/36 per month)
●	Vesting Schedule B: 4 years total with vesting in equal installments over 48 months (1/48 per month)

Milestone-Based Grant and Vest Schedule:

Total Option Eligibility	Grant Tranches	Vest Commencement	Vesting Schedule*
1,000,001- above	4 Grants: 1) 40% 2) 20% 3) 20% 4) 20%	1) Milestone Date 2) Milestone+ 1 Year 3) Milestone+ 2 Years 4) Milestone+ 3 Years	l) A 2) B 3) B 4) B

●	Vesting Schedule A: 4 years total with 25% becoming vested and exercisable on the first anniversary of the milestone date and the remainder becoming vested and exercisable in equal installments over the next 36 months (1/36 per month)
●	Vesting Schedule B: 4 years total with vesting in equal installments over 48 months (1/48 per month)

Appendix II

The Holding Company reserves the right to repurchase any vested shares an employee is granted under the in the event you are separated from the Company for Cause, as defined as: a) an intentional act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of such employee’s employment or engagement, as applicable, with the Company; (b) intentional or grossly negligent damage to the Company’s interests or assets; (c) intentional or grossly negligent or each of the Company’s policies, including, without limitation, disclosure of the Company’s confidential information contrary to Company policies or engagement in any competitive activity which would constitute a breach of such employee’s duty of loyalty or any other duties such employee holds to the Company; (d) the willful and continued failure to substantially perform such employee’s duties for the Company (other than as a result of incapacity due to physical or mental illness); or (e) other willful or grossly negligent conduct by such employee that is demonstrably and materially injurious to the Company, monetarily or otherwise.